EXHIBIT 99.1

Eagle Bancorp Montana Reports Net Income of $644,000 in Second Quarter Fiscal 2011

Declares Regular Quarterly Cash Dividend

HELENA, Mon., Jan. 25, 2011 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT), (the "Company," "Eagle"), the holding company of American Federal Savings Bank, today reported net income of $644,000, or $0.17 per diluted share, for the second fiscal quarter ended December 31, 2010, compared to $553,000, or $0.12 per diluted share, for the second quarter a year ago. For the first six months of fiscal 2011, Eagle reported net income of $1.5 million, of $0.39 per diluted share, compared to $1.4 million, or $0.30 per diluted share, for the same period a year ago. All per share data has been adjusted to reflect the April 5, 2010 stock conversion.

The Company also announced its board of directors has declared a quarterly cash dividend of $0.07 per share, to be paid February 25, 2011 to shareholders of record on February 4, 2011.

"Eagle's second quarter profits remain solid and consistent, despite the current economic environment," stated Pete Johnson, President and Chief Executive Officer. "We are attracting core deposits and continuing to meet the lending needs of our customers, which is evident with the growth in the balance sheet at December 31, 2010 compared to a year ago. Total assets, net loans and total deposits all increased during the quarter, while our asset quality remains sound and we continue to build reserves.  We remain optimistic that the strength of our franchise and our healthy capital position will provide the foundation for future growth opportunities."

Second Quarter 2011 Highlights

  Net income was $644,000 or $0.17 per diluted share.
  Net interest margin was 3.56%.
  Nonperforming assets were $3.9 million, or 1.16% of total assets
  Nonperforming loans totaled $2.4 million, or 1.25% of total loans.
  Net loans increased 10.1% to $188.6 million at 12/31/10, compared to $171.0 million a year earlier.
  Commercial real estate loans increased 55.0% year-over-year to $61.1 million and now comprise 32.1% of the total loan portfolio.
  Non-interest bearing checking accounts increased 5.4% to $18.7 million, compared to $17.7 million a year ago.
  Capital ratios remain strong with a Tier 1 leverage ratio of 17.1%.
  Declared regular quarterly cash dividend of $0.07 per share.

Balance Sheet Results

Net loans increased 10% to $188.6 million at December 31, 2010 compared with $171.3 million a year earlier.

"During the quarter we closed on a $10.0 million commercial real estate loan that has a USDA Rural Development guarantee of 70%. This new loan represents a large portion of the loan growth during the quarter," said Johnson. "We continue to focus on growing the commercial and commercial real estate loan portfolios while reducing our concentration in residential real estate loans. As a result, residential mortgage loans decreased 3.7% from the prior year to $73.8 million, while commercial loans increased 28.5% to $10.6 million and commercial real estate loans increased 55.0% to $61.1 million compared to a year ago."

Total assets increased 9% to $332.9 million at December 31, 2010, compared with $306.1 million at December 31, 2009. Total deposits were $204.3 million at December 31, 2010 compared to $202.2 million a year earlier. Checking and money market accounts represent 42.6 % of total deposits, savings accounts make up 16.3% of total deposits, and CDs comprise 41.1 % of the total deposit portfolio.

As a result of the April 2010 stock offering and conversion, shareholder equity increased 74.2% to $52.8 million at December 31, 2010, compared to $30.3 million a year ago. Book value per share was $12.92 per share at December 31, 2010 compared to $7.42 per share (on a converted basis) a year earlier.

Credit Quality

Nonperforming loans (NPLs) were $2.4 million, or 1.25% of total loans at December 31, 2010, compared to $2.1 million, or 1.19% of total loans, three months earlier, and $2.2 million, or 1.25% of total loans, a year ago. Other real estate owned (OREO) and other repossessed assets were $1.5 million at December 31, 2010 compared to $1.2 million three months earlier and $142,000 at December 31, 2009. "We continue to convert nonperforming loans to OREO as quickly as possible, enabling us to actively market and liquidate these properties," said Clint Morrison, SVP and CFO.

Nonperforming assets (NPAs), consisting of nonperforming loans, other real estate owned (OREO) and other repossessed assets, and loans delinquent 90 days or more, totaled $3.9 million, or 1.16% of total assets, at December 31, 2010, compared to $3.4 million, or 1.02% of total assets in the preceding quarter, and $2.3 million, or 0.75% of total assets a year ago.

The second quarter provision for loan losses was $234,000, and Eagle recorded net charge-offs of $83,000. The provision for loan losses was $283,000 in the preceding quarter and $107,000 in the second quarter a year ago. The allowance for loan losses now stands at $1.4 million, or 0.74% of total loans at December 31, 2010, compared to $1.25 million, or 0.70% of total loans at September 30, 2010, and $700,000, or 0.41% of total loans a year ago.

Operating Results

"Funding costs continued to improve, which helped to maintain our net interest margin at a nearly unchanged level compared to the previous quarter," said Morrison. The net interest margin was 3.56 % in the second quarter of fiscal 2011 compared to 3.59% in the preceding quarter and 3.55 % in the second quarter of fiscal 2010. For the first six months of fiscal 2011 Eagle's net interest margin was 3.55 % compared to 3.55% for the same period a year earlier.

Net interest income before the provision for loan loss increased 8.1% to $2.6 million in the second quarter of fiscal 2011, compared to $2.4 million in the second quarter a year ago. Noninterest income increased 49.1% to $1.4 million in the second quarter of 2011, compared to $937,000 in the second quarter a year ago. The increase was primarily due to the $453,000 increase in net gain on sale of loans to $802,000 in the second quarter of 2011 from $349,000 in the second quarter a year ago.  "While refinancing activity slowed during the quarter the gain on sale of loans increased 130% compared to the second quarter a year ago due to our success with selling these fixed-rate loans in the secondary market," said Morrison.

For the first six months of fiscal 2011 net interest income before the provision for loan losses increased 9.8% to $5.3 million, compared to $4.8 million in the same period a year earlier. Noninterest income increased 41.7% to $2.8 million during the first six months of fiscal 2011, compared to $2.0 million in the first six months of fiscal 2010.

For the second quarter of fiscal 2011 noninterest expense was $2.9 million compared to $2.5 million in the second quarter a year ago.  For the first six months of fiscal 2011 noninterest expense was up 18.7% to $5.4 million compared with $4.6 million in the first half of fiscal 2010. "The increase in noninterest expense was primarily due to the amortization and write-off of mortgage servicing rights, which totaled $440,000 for the second quarter compared to $137,000 for the second quarter a year ago. For the first six months of fiscal 2011 amortization of mortgage servicing fees totaled $699,000, compared to $263,000 for the first six months of fiscal 2010."

Due to the additional equity brought into the company through the bank's conversion in April 2010, the second quarter return on average equity (ROAE) was 5.01% compared to 7.26% for the second quarter a year ago. Return on average assets (ROAA) was 0.79% in the second quarter compared to 0.72% in the second quarter a year ago.

Capital Management

On April 5, 2010, the Company completed its second-step conversion from the partially-public mutual holding company structure to the fully publicly-owned stock holding company structure. As part of that transaction it also completed a related stock offering. Following the conversion and offering, Eagle Bancorp Montana became the stock holding company for American Federal Savings Bank, and both Eagle Financial MHC and Eagle Bancorp ceased to exist. The Company sold a total of 2,464,274 shares of common stock at a purchase price of $10.00 per share in the offering for gross proceeds of $24.6 million. Concurrent with the completion of the offering, shares of Eagle Bancorp common stock owned by the public were exchanged. Stockholders of Eagle Bancorp received 3.8 shares of the Eagle Bancorp Montana's common stock for each share of Eagle Bancorp common stock that they owned immediately prior to completion of the transaction.

Eagle Bancorp Montana continues to meet the well capitalized thresholds for regulatory purposes with a Tier 1 leverage ratio of 17.1% at December 31, 2010.

About the Company

Eagle Bancorp Montana, Inc. is the stock holding company of American Federal Savings Bank. American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana.  It has additional branches in Butte, Bozeman and Townsend. Eagle Bancorp Montana, Inc. commenced operations on April 5, 2010 following the conversion of Eagle Financial MHC and the sale of Eagle Bancorp Montana, Inc.  Eagle's common stock trades on the NASDAQ Global Market under the symbol "EBMT."

Forward Looking Statements –

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
	December 31, 2010	September 30, 2010	December 31, 2009
Assets:
Cash and due from banks	$ 3,274	$ 1,623	$ 3,696
Interest-bearing deposits with banks	993	985	3,129
Federal funds sold	--	--	--
Total cash and cash equivalents	4,267	2,608	6,825
Securities available-for-sale, at market value	105,222	110,792	94,948
Securities held-to-maturity, at cost	--	--	265
FHLB stock, at cost	2,003	2,003	2,003
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	3,148	8,347	2,236

Loans:
Residential mortgage (1-4 family)	73,817	74,829	76,634
Commercial loans	10,576	8,389	8,229
Commercial real estate	61,070	52,667	39,405
Construction loans	6,449	4,922	8,015
Consumer loans	9,236	9,575	10,330
Home equity	29,010	29,132	29,275
Unearned loan fees	(172)	(58)	62
Total loans	189,986	179,456	171,950
Allowance for loan losses	(1,400)	(1,250)	(700)
Net loans	188,586	178,206	171,250
Accrued interest and dividends receivable	1,522	1,565	1,534
Mortgage servicing rights, net	2,326	2,380	2,350
Premises and equipment, net	15,730	15,726	15,989
Cash surrender value of life insurance	6,799	6,745	6,593
Real estate and other assets acquired in settlement of loans, net of allowance for losses	1,487	1,243	142
Other assets	1,683	1,036	1,818
Total assets	$ 332,928	$ 330,806	$ 306,108

Liabilities:
Deposit accounts:
Noninterest bearing	18,700	19,464	17,745
Interest bearing	185,593	184,543	184,478
Total deposits	204,293	204,007	202,223
Accrued expense and other liabilities	2,370	4,367	2,228
Federal funds purchased	350	1,055	--
FHLB advances and other borrowings	67,996	61,972	66,222
Subordinated debentures	5,155	5,155	5,155
Total liabilities	280,164	276,556	275,828

Shareholders' Equity:
Preferred stock (no par value, 1,000,000 shares authorized, none issued or outstanding)	--	--	--
Common stock (par value $0.01; 8,000,000 shares authorized at December 31, 2010, September 30, 2010; 9,000,000 shares at December 31, 2009, 4,083,127 shares issued and outstanding at December 31, 2010, September 30, 2010; and 1,223,572 shares issued and 1,075,312 shares outstanding at December 31, 2009;	41	41	12
Additional paid-in capital	22,101	22,102	4,614
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,807)	(1,848)	--
Treasury stock, at cost (149,065 shares at December 31, 2009)	--	--	(5,056)
Retained earnings	31,600	31,242	30,026
Accumulated other comprehensive gain	829	2,713	684
Total shareholders' equity	52,764	54,250	30,280
Total liabilities and shareholders' equity	$ 332,928	$ 330,806	$ 306,108

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Interest and dividend Income:
Interest and fees on loans	$ 2,812	$ 2,805	$ 2,780	$ 5,617	$ 5,488
Securities available-for-sale	901	963	1,008	1,864	2,012
Securities held-to-maturity	--	--	3	--	7
Interest on deposits with banks	5	4	7	9	15
Total interest and dividend income	3,718	3,772	3,798	7,490	7,522
Interest Expense:
Interest expense on deposits	361	403	589	764	1,200
Advances and other borrowings	647	636	689	1,283	1,344
Subordinated debentures	67	75	75	142	150
Total interest expense	1,075	1,114	1,353	2,189	2,694
Net interest income	2,643	2,658	2,445	5,301	4,828
Provision for loan losses	234	283	107	517	242
Net interest income after provision for loan losses	2,409	2,375	2,338	4,784	4,586

Noninterest income:
Service charges on deposit accounts	196	201	205	397	400
Net gain on sale of loans	802	827	349	1,629	789
Mortgage loan servicing fees	179	209	198	388	383
Net gain on sale of available-for-sale securities	--	--	28	--	28
Net gain (loss) on preferred stock-FASB ASC 825	--	--	--	--	84
Other income	220	198	157	418	314
Total noninterest income	1,397	1,435	937	2,832	1,998

Noninterest expense:
Salaries and employee benefits	1,257	1,161	1,251	2,418	2,350
Occupancy and equipment expense	337	326	299	663	518
Data processing	121	90	101	211	189
Advertising	123	124	124	247	230
Amortization of mortgage servicing fees	440	259	137	699	263
Federal insurance premiums	64	63	66	127	131
Postage	38	32	49	70	87
Legal, accounting and examination fees	112	97	93	209	168
Consulting fees	31	27	41	58	98
ATM processing	15	19	12	34	29
Other	342	367	312	709	525
Total noninterest expense	2,880	2,565	2,485	5,445	4,588

Income before provision for income taxes	926	1,245	790	2,171	1,996
Provision for income taxes	282	369	237	651	599
Net income	$ 644	$ 876	$ 553	$ 1,520	$ 1,397

Basic earnings per share*	$ 0.17	$ 0.22	$ 0.14	$ 0.39	$ 0.34
Diluted Earnings per share*	$ 0.17	$ 0.22	$ 0.12	$ 0.39	$ 0.30
Weighted average shares outstanding (basic EPS)*	3,899,809	3,895,598	4,080,237	3,897,702	4,078,625
Weighted average shares outstanding (diluted EPS)*	3,899,809	3,895,598	4,646,684	3,897,702	4,644,490

* for periods, June 30, 2010 and earlier, calculated on a converted basis using 3.8 to 1 exchange ratio

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	December 31, 2010	September 30, 2010	December 31, 2009
Asset Quality:
Nonaccrual loans	$ 2,383	$ 2,127	$ 1,272
Loans 90 days past due	--	--	879
Restructured loans	--	--	--
Total nonperforming loans	2,383	2,127	2,151
Other real estate owned and other repossed assets, net	1,487	1,243	142
Total nonperforming assets	$ 3,870	$ 3,370	$ 2,293
Nonperforming loans / portfolio loans	1.25%	1.19%	1.25%
Nonperforming assets / assets	1.16%	1.02%	0.75%
Allowance for loan losses / portfolio loans	0.74%	0.70%	0.41%
Allowance / nonperforming loans	58.75%	58.77%	32.54%
Gross loan charge-offs for the quarter	$ 83	$ 133	$ 33
Gross loan recoveries for the quarter	$ --	$ --	$ 1
Net loan charge-offs for the quarter	$ 83	$ 133	$ 32

Capital Data (At quarter end):
Book value per share **	$ 12.92	$ 13.29	$ 7.42
Shares outstanding **	4,083,127	4,083,127	4,083,127

Profitability Ratios (For the quarter):
Efficiency ratio*	68.87%	60.59%	70.70%
Return on average assets	0.79%	1.07%	0.72%
Return on average equity	5.01%	6.52%	7.26%
Net interest margin	3.56%	3.59%	3.55%

Profitability Ratios (Year-to-date):
Efficiency ratio *	64.70%	60.59%	64.65%
Return on average assets	0.92%	1.07%	0.93%
Return on average equity	5.64%	6.52%	9.32%

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** For the period ended December 31, 2009, calculated using a 3.8 to 1.0 conversion ratio.
CONTACT: Peter J. Johnson, President and CEO
         (406) 457-4006

         Clint J. Morrison, SVP and CFO
         (406) 457-4007